News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Lien Nguyen (407) 826-4475

Tupperware Brands Reports Third Quarter Results

•	Third quarter sales up 4% in local currency+ and down 2% in dollars versus last year.

•	GAAP diluted E.P.S. $0.63 versus $0.95 prior year. Adjusted*, diluted E.P.S. $0.90, up 5% in local currency.

Orlando, Fla., October 22, 2014 - (NYSE: TUP) Tupperware Brands Corporation today announced third quarter 2014 operating results.

Rick Goings, Chairman and CEO, commented, “Sales grew 4% this quarter in local currency with double-digit growth in Brazil, China, and Indonesia along with sequential improvements in CIS and Germany. This gave us an overall improvement from our 3% local currency sales increase in the second quarter. Our emerging markets grew 8% in local currency. While this was down from the double-digit growth we have seen in the past, we expect to get back to that trend line as early as the fourth quarter. We continue to implement initiatives for improvement in our challenged units and have seen positive trend changes in the underlying performance indicators in many of these.”

Goings continued, ”Our business model, with its four pillars: innovative premium products; an entertaining selling situation, or party; a compelling sales force earning opportunity; and leveraging of direct-to-consumer fundamentals, driven by our 2.9 million global sales force, is well positioned to deliver sales and profit growth.”

Third Quarter Executive Summary

•	Third quarter 2014 net sales were $589 million. Emerging markets**, accounting for 70% of sales, achieved an 8% increase in local currency. Established markets were down 4% in local currency.

•
GAAP net income of $32.3 million down 35% versus prior year GAAP net income of $49.9 million. Excluding foreign currency, net income was down 24% versus prior year. Adjusted diluted E.P.S. of $0.90 included a 14 cent negative impact versus 2013 from changes in foreign exchange rates, which was 2 cents worse than included in July’s guidance.

•
Third quarter cash flow from operating and investing activities was $31 million, versus $37 million in the prior year, primarily reflecting the impact on net income of weaker exchange rates versus the U.S. dollar.

•
In the third quarter, the Company returned $44 million to shareholders through a dividend payout of $34 million and the open market repurchase of 135 thousand shares for $10 million. Since 2007, 20.5 million shares have been repurchased for $1.2 billion, with $0.8 billion left under an authorization that runs until February 2017.

•	Total sales force of 2.9 million was up 5% versus prior year at the end of the quarter, with continued advantages in most units.

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Third Quarter Business Highlights

Europe: Strong increases by Avroy Shlain in South Africa, the Middle East and Turkey, offset by the impact of lower sales force activity primarily in CIS, Germany and Tupperware South Africa

•	Segment sales down 6% versus prior year in dollars and down 1% versus prior year in local currency, a 4 point sequential improvement from the second quarter.

•
Emerging markets were down 1% in local currency. Increases in Avroy Shlain in South Africa, up 17%, the Middle East, up 37%, and Turkey, up 9% largely offset by CIS, down 14%, and Tupperware South Africa, down 19% both primarily due to less active sellers.

•
Established markets were down 1% in local currency. Germany was down 6%, an improvement from down 29% in second quarter. Italy's local currency sales were up 4%. France’s local currency sales were up 1% and the unit ended the quarter with a double digit sales force size advantage.

•	Profitability negatively impacted by severance and incremental promotional costs.

Asia Pacific: China and Indonesia sales up double digits

•
Sales for the segment were up 1% in dollars and up 3% in local currency, driven by the emerging markets up 5% in local currency, led by China, up 24% and Indonesia, the Company's largest business unit, up 14%. Malaysia/Singapore down 7%, predominately due to a holiday related timing shift into the second quarter. India, was down 15%, on lower activity. Continued focus in India on the top end sales force leaders on recruiting, training and activating sales force members.

•	Established markets, comprising 17% of the sales in the segment, were down 7% in local currency primarily from Tupperware Japan, down 21% on lower activity.

•
Segment active sales force down 2%. The 5 percentage point difference between the sales and active seller comparisons was primarily related to a mix shift toward China and Indonesia that have much higher average order sizes than the segment overall and away from India, which has a lower order size.

Tupperware North America: Sales increases by both Tupperware Mexico and Tupperware U.S. and Canada

•	Segment sales up 5% in dollars and up 6% in local currency. Tupperware Mexico sales up 9% on higher active sales force. Sales force size was up 4% at the end of third quarter compared with prior year.

•
Tupperware United States and Canada sales were up 3% in local currency. The focus continued on building and strengthening the sales force structure and leadership levels. Sales force size closed 4% above prior year.

Beauty North America: Fuller Mexico shows continued stabilization

•
Sales for the segment were down 7% in dollars and 6% in local currency versus prior year, of which 4 points was from the closing in April of the Armand Dupree business in the United States. Without the Armand Dupree impact, the segment would have been down 2%.

•	Fuller Mexico local currency sales were up 1% from prior year. Continued focus on stabilizing and growing the number of sales managers and total sales force size.

•	BeautiControl sales were down 11%, primarily from lower sales force activity.

South America: Leveraged 11% sales force increase along with inflation driven price increases

•
Segment sales down 8% in dollars and up 25% in local currency, driven by Argentina and Brazil. Brazil was up 21% in local currency primarily by leveraging a larger sales force size. The sales growth in Brazil resulted from both volume and price increases.

•	Argentina was up 45% primarily due to higher prices and continued mix shift towards housewares sales at higher price points.

•	Segment's active sales force up 3%. The 22 point difference between the sales and active seller comparisons primarily reflected inflation related price increases throughout the segment.

•	Profitability negatively impacted by incremental costs in the Brazil supply chain and lower sales prices in Venezuela.

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2014 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's fourth quarter and fiscal 2014 full year guidance is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Dec 27, 2014		Ended	Dec 27, 2014		Ended
	Low	High	Dec 28, 2013	Low	High	Dec 28, 2013

USD Sales Growth vs Prior Year	(6)%	(4)%	1%	(3)%	(2)%	3%
GAAP EPS	$1.45	$1.50	$1.74	$4.02	$4.07	$5.17
GAAP Pre-Tax ROS	14.5%	14.7%	16.2%	11.0%	11.1%	13.5%

Local Currency+ Sales Growth vs Prior Year	3%	5%	5%	4%	5%	6%
EPS Excluding Items*	$1.55	$1.60	$1.81	$5.21	$5.26	$5.43
Pre-Tax ROS Excluding Items*	15.4%	15.6%	17.0%	13.5%	13.6%	14.1%

FX Impact on EPS Comparison (a)	($0.19)	($0.19)		($0.60)	($0.60)

(a)	Impact of changes in foreign currency versus prior year are updated monthly and posted at: http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm.

Full year 2014

•	Net interest expense is expected to be around $44 million.

•	Tax rate excluding items is expected to be 24.4%, and 28.3% on a U.S. GAAP basis.

•	Reflects $105 million full-year open market share repurchases, of which $71 million will be in the fourth quarter.

•	Venezuela:

•
For full year 2014, in the table above, of the 60 cent negative year-over-year impact of changes in rates on diluted earnings per share, 21 cents relates to weaker rates for the Venezuelan bolivar. The bolivar to U.S. dollar exchange rate used in translating the Company’s first quarter 2014 operating activity was 6.3 bolivars to the U.S. dollar, was 10.8 bolivars to the U.S. dollar in the second quarter and was 50.0 in the third quarter. The Company currently assumes it will also use the SICAD II rate, currently 50 bolivars to the U.S. dollar, to translate its future operating activity.

•
As a unit accounted for as hyperinflationary under U.S. GAAP, Venezuela’s functional currency is the U.S. dollar and the impact of changes in the bolivar to U.S. dollar exchange rate on the unit’s net monetary assets are reflected as a transactional impact in the Company’s net income rather than as a cumulative translation adjustment. The Company's first half 2014 U.S. GAAP income included $29 million of pretax expense related to net monetary asset amounts on its March and June 2014 balance sheets being translated at the 10.8 and 50.0 bolivars to the U.S. dollar rates, rather than the previous rates. There was also an $11 million negative pretax impact in third quarter 2014 of inventory being included in cost of sales at its historical exchange rate rather than the rate at which sales were translated. This was partially offset by a gain of $4.6 million from accessing cash at better rates than the 50.0 bolivars to the U.S. dollar. Assuming that the 50.0 bolivar to U.S. dollar exchange rate continues in 2015, there will be a negative translation impact on the Company’s first half 2015 versus 2014 sales comparison of 3.5 percentage points (1.8 percentage points on the full year comparison) and a negative impact on the diluted earnings per share comparison of 23 cents. Fourth quarter 2013 sales and segment profit in Venezuela were $30 million and $7 million, respectively.

Segment Level

•
For the full year, sales in local currency are expected to be down slightly in Europe, up mid-single digit in Asia Pacific, about even in Tupperware North America, down mid-single digit in Beauty North America and up 30+ percent in the South America segment.

•
Pre-tax return on sales without items for the full year, versus 2013, is expected to be down about 1 ½ points in Europe, to be up slightly in Asia Pacific, to be up one percentage point plus in Tupperware North America, and to decrease a little over one percentage point in Beauty North America and about 2.5 points in South America.

•	The main reductions in forecast full year profitability versus the Company's July guidance were for higher promotional spending in Europe and supply chain costs in Brazil.

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Full Year 2015 (Unaudited)

The Company's current expectation for 2015 local currency sales growth is 4% to 6%. Earnings guidance will be provided in January in the Company's fourth quarter 2014 earnings release.

Based on current foreign exchange rates, the impact on the 2015 versus 2014 sales comparison would be about 4.4 percentage points negative and earnings per share would be 37 cents negative. Of these impacts 1.8 percentage points on sales and 23 cents per share are related to first half 2014 results in Venezuela, when sales were $57 million and segment profit was $19 million.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Third Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, October 22, 2014, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is the leading global marketer of innovative, premium products across multiple brands utilizing a relationship based selling method through an independent sales force of 2.9 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on; http://ir.tupperwarebrands.com/foreign-exchange-impact.cfm. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

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The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, and re-engineering and impairment charges.  Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars and has mandated at various levels the exchange rate for U.S. dollars. Due to the sporadic timing and magnitude of changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated, as well as gains from obtaining U.S. dollars at exchange rates more favorable than those at which the bolivars were last recorded. These items have occurred recently for reporting purposes in the first quarter of 2013 and in 2014.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. This includes the impact on sales and earnings from currency devaluations in Venezuela. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

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TUPPERWARE BRANDS CORPORATION
THIRD QUARTER SALES STATISTICS*
(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. Q3 '13%		Total Sales Force	Inc/(Dec) vs. Q3 '13%
Europe++	(6)	(1)	82,430	(8)	a	685,845	8	a,b
Asia Pacific++	1	3	235,130	(2)	c	1,031,504	4
TW North America	5	6	100,419	5		354,118	4
Beauty North America	(7)	(6)	222,685	(5)	e	449,288	(4)	e
South America	(8)	25	107,445	3	f	393,309	11
Total All Units	(2)	4	748,109	(2)	e	2,914,064	5	e

Emerging Market Units
Europe	(9)	(1)	58,047	(10)	a	505,640	10	a
Asia Pacific	3	5	204,117	(3)	c	919,970	4
TW North America	8	9	90,348	5		267,951	4
Beauty North America	—	1	200,222	(3)		377,210	(3)
South America	(8)	25	107,445	3	f	393,309	11
Total Emerging Market Units	(1)	8	660,179	(2)		2,464,080	5

Established Market Units
Europe++	(3)	(1)	24,383	(5)		180,205	5	b
Asia Pacific++	(9)	(7)	31,013	8	d	111,534	6
TW North America	2	3	10,071	3		86,167	4
Beauty North America	(24)	(23)	22,463	(22)	e	72,078	(9)	e
South America	—	—	—	—		—	—
Total Established Market Units	(5)	(4)	87,930	(5)	e	449,984	3	e

* Sales force statistics, as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.
++ Effective as of the beginning of 2014, Nutrimetics France is being managed by and reported in the Asia Pacific segment. Prior year information has been reclassified.
Notes
a The larger decrease in active sellers compared with local currency sales in Europe emerging markets was primarily from a change in the product program and promotional approach in CIS that has led to a smaller, more productive active sales force. The increase in total sellers versus decrease in active sellers in this caption reflected the lower number of active sellers in CIS, along with less active sellers in Tupperware South Africa in connection with a transportation strike that affected the Company's ability to deliver product.
b A higher total sales force, but lower number of active sellers in Europe established markets in large part reflected sales force response to programs in Germany that, in turn, led to higher sales per active seller.
c Local currency sales increase above active seller increase reflected a mix shift toward China and Indonesia, which have higher than average order sizes, including in China because it operates an outlet model without a traditional sales force, and away from India that has a lower than average order size.
d Lower sales with a larger number of active sellers in Asia Pacific established markets, reflected the activation of a large number of casual sellers in Nutrimetics Australia, which based on its model, has a much higher number of active sellers, but a much lower average order size than the units in this caption overall.
e In April 2014, the Company ceased operating its Armand Dupree business in the United States. This had a negative impact on the local currency sales comparisons of 4, 14, 0.5 and 2 points for total Beauty North America, Beauty North America established markets, total Company and total established markets, respectively. This also negatively impacted the total and active sales force comparisons in these captions.
f The much higher local currency sales increase in South America, compared with the increase in active sellers, reflected inflation driven price increases throughout the segment and a mix shift in Argentina toward the sale of housewares at higher price points and away from beauty and personal care products.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		39 Weeks Ended
	Sep 27, 2014	Sep 28, 2013	Sep 27, 2014	Sep 28, 2013
Net sales	$588.7	$603.2	$1,926.2	$1,954.5
Cost of products sold	209.2	199.6	656.5	648.4
Gross margin	379.5	403.6	1,269.7	1,306.1

Delivery, sales and administrative expense	321.7	325.4	1,014.8	1,023.2
Re-engineering charges	2.6	2.7	8.3	7.1
Gains on disposal of assets	—	0.9	2.3	1.1
Operating income	55.2	76.4	248.9	276.9

Interest income	0.8	0.6	2.0	1.9
Interest expense	11.9	10.3	35.9	29.5
Other (income) expense	(3.8)	1.5	26.3	5.0
Income before income taxes	47.9	65.2	188.7	244.3
Provision for income taxes	15.6	15.3	56.6	59.8
Net income	$32.3	$49.9	$132.1	$184.5

Net income per common share:
Basic earnings per share	$0.64	$0.97	$2.63	$3.52
Diluted earnings per share	$0.63	$0.95	$2.59	$3.44

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		Reported	Restated*	Foreign	39 Weeks Ended		Reported	Restated*	Foreign
	Sep 27, 2014	Sep 28, 2013%		%	Exchange	Sep 27, 2014	Sep 28, 2013%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$136.7	$144.7	(6)	(1)	$(6.4)	$536.3	$556.3	(4)	(2)	$(11.4)
Asia Pacific	209.6	207.3	1	3	(3.1)	619.7	622.5	—	6	(37.7)
TW North America	84.6	80.6	5	6	(0.8)	259.5	263.1	(1)	1	(5.1)
Beauty North America	68.8	73.9	(7)	(6)	(0.6)	220.0	241.2	(9)	(7)	(5.7)
South America	89.0	96.7	(8)	25	(25.7)	290.7	271.4	7	35	(55.7)
	$588.7	$603.2	(2)	4	$(36.6)	$1,926.2	$1,954.5	(1)	5	$(115.6)

Segment profit (loss):
Europe	$6.3	$11.1	(43)	(37)	$(1.1)	$74.5	$82.8	(10)	(8)	$(2.1)
Asia Pacific	45.4	43.7	4	6	(0.8)	132.8	132.7	—	8	(10.2)
TW North America	16.0	14.9	7	8	(0.1)	49.4	44.2	12	15	(1.1)
Beauty North America	(1.2)	1.5	—	—	(0.1)	1.1	15.0	(92)	(92)	(0.8)
South America	5.6	21.8	(74)	(61)	(7.2)	8.6	49.5	(83)	(77)	(12.1)
	72.1	93.0	(22)	(14)	(9.3)	266.4	324.2	(18)	(11)	(26.3)

Unallocated expenses	(10.5)	(16.3)	(35)	(37)	(0.5)	(37.8)	(46.3)	(18)	(22)	(2.0)
Gains on disposal of assets	—	0.9	(100)	(100)	—	2.3	1.1	+	+	—
Re-engineering charges	(2.6)	(2.7)	(2)	(2)	—	(8.3)	(7.1)	17	17	—
Interest expense, net	(11.1)	(9.7)	15	15	—	(33.9)	(27.6)	23	23	—
Income before taxes	47.9	65.2	(27)	(14)	(9.8)	188.7	244.3	(23)	(13)	(28.3)
Provision for income taxes	15.6	15.3	2	20	(2.3)	56.6	59.8	(5)	7	(6.8)
Net income	$32.3	$49.9	(35)	(24)	$(7.5)	$132.1	$184.5	(28)	(19)	$(21.5)

Net income per common share (diluted)	$0.63	$0.95	(34)	(22)	$(0.14)	$2.59	$3.44	(25)	(15)	$(0.40)

Weighted average number of diluted shares	51.0	52.4				51.1	53.6

* 2014 actual compared with 2013 translated at 2014 exchange rates
+ Greater than 100% change

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Sep 27, 2014				13 Weeks Ended Sep 28, 2013
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss):
Europe	$6.3	$—		$6.3	$11.1	$—		$11.1
Asia Pacific	45.4	0.7	a	46.1	43.7	0.3	a	44.0
TW North America	16.0	—		16.0	14.9	—		14.9
Beauty North America	(1.2)	2.2	a	1.0	1.5	0.8	a	2.3
South America	5.6	6.7	a,b	12.3	21.8	0.1	a	21.9
	72.1	9.6		81.7	93.0	1.2		94.2

Unallocated expenses	(10.5)	—		(10.5)	(16.3)	—		(16.3)
Gains on disposal of assets	—	—		—	0.9	(0.9)	c	—
Re-engineering charges	(2.6)	2.6	d	—	(2.7)	2.7	d	—
Interest expense, net	(11.1)	—		(11.1)	(9.7)	—		(9.7)
Income before taxes	47.9	12.2		60.1	65.2	3.0		68.2
Provision for income taxes	15.6	(1.3)	e	14.3	15.3	0.5	e	15.8
Net income	$32.3	$13.5		$45.8	$49.9	$2.5		$52.4

Net income per common share (diluted)	$0.63	$0.27		$0.90	$0.95	$0.05		$1.00

	39 Weeks Ended Sep 27, 2014				39 Weeks Ended Sep 28, 2013
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit:
Europe	$74.5	$—		$74.5	$82.8	$—		$82.8
Asia Pacific	132.8	2.4	a,d	135.2	132.7	0.6	a	133.3
TW North America	49.4	—		49.4	44.2	—		44.2
Beauty North America	1.1	8.3	a,d	9.4	15.0	1.1	a	16.1
South America	8.6	42.6	a,b	51.2	49.5	4.3	a,b	53.8
	266.4	53.3		319.7	324.2	6.0		330.2

Unallocated expenses	(37.8)	—		(37.8)	(46.3)	—		(46.3)
Gains on disposal of assets	2.3	(2.3)	c	—	1.1	(1.1)	c	—
Re-engineering charges	(8.3)	8.3	d	—	(7.1)	7.1	d	—
Interest expense, net	(33.9)	—		(33.9)	(27.6)	—		(27.6)
Income before taxes	188.7	59.3		248.0	244.3	12.0		256.3
Provision for income taxes	56.6	3.6	e	60.2	59.8	1.5	e	61.3
Net income	$132.1	$55.7		$187.8	$184.5	$10.5		$195.0

Net income per common share (diluted)	$2.59	$1.09		$3.68	$3.44	$0.20		$3.64

a Amortization of intangibles of acquired beauty units.
b As a result of step devaluations in the Venezuelan bolivar from 5.3 bolivars per U.S. dollar to 6.3, 10.8 and 50.0 bolivars per U.S. dollar as of the end of January 2013, March 2014 and June 2014, respectively, the Company had impacts of $10.6 million and $42.2 million in the third quarter and year-to-date periods of 2014 and $4.2 million in the year-to-date period of 2013. These amounts related to expense from translating bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at which the amounts went on the balance sheet, rather than the exchange rates in use when they were included in income. In the third quarter of 2014, the Company received $5.6 million for approximately 51 million bolivars at an average exchange rate of 9.1 bolivars per U.S. dollar, which generated an exchange gain of $4.6 million.
c Gain on disposal of assets of $2.3 million in 2014 is primarily from the sale of land near the Orlando, FL headquarters in the first quarter and $0.5 from the sale of a facility in Australia in the second quarter. Gain on disposal of assets of $1.1 million in 2013, is primarily from the sale of land for $0.9 in the third quarter.
d In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures, and in 2014, the decision to cease operating its Armand Dupree business in the United States, its Nutrimetics business in Thailand and a manufacturing plant in India.
e Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In millions)	39 Weeks Ended	39 Weeks Ended
	September 27, 2014	September 28, 2013
Operating Activities:
Net cash provided by operating activities	$87.5	$126.0

Investing Activities:
Capital expenditures	(46.0)	(42.9)
Proceeds from disposal of property, plant & equipment	6.1	8.4
Net cash used in investing activities	(39.9)	(34.5)

Financing Activities:
Dividend payments to shareholders	(99.4)	(84.9)
Net proceeds from issuance of senior notes	—	200.0
Repurchase of common stock	(41.7)	(303.7)
Repayment of long-term debt and capital lease obligations	(2.5)	(1.9)
Net change in short-term debt	84.9	87.3
Debt issuance costs	—	(2.1)
Proceeds from exercise of stock options	14.0	18.9
Excess tax benefits from share-based payment arrangements	8.8	13.6
Net cash used in financing activities	(35.9)	(72.8)

Effect of exchange rate changes on cash and cash equivalents	(49.6)	(12.5)
Net change in cash and cash equivalents	(37.9)	6.2
Cash and cash equivalents at beginning of year	127.3	119.8
Cash and cash equivalents at end of period	$89.4	$126.0

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Sep 27, 2014	Dec 28, 2013
Assets:
Cash and cash equivalents	$89.4	$127.3
Other current assets	703.6	651.7
Total current assets	793.0	779.0

Property, plant and equipment, net	292.8	300.9
Other assets	771.0	764.0
Total assets	$1,856.8	$1,843.9

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$314.6	$235.4
Accounts payable and other current liabilities	451.0	502.1
Total current liabilities	765.6	737.5

Long-term debt	616.4	619.9
Other liabilities	219.0	233.6
Total shareholders' equity	255.8	252.9
Total liabilities and shareholders' equity	$1,856.8	$1,843.9

Debt to Adjusted EBITDA* Ratio as of and for the four quarters ended Sep 27, 2014: 2.13 times

* Adjusted EBITDA as defined in the Company's credit agreement under Consolidated EBITDA. See calculation attached to this release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 22, 2014
(UNAUDITED)

	Fourth Quarter	Fourth Quarter
(In millions, except per share data)	2013 Actual	2014 Outlook
		Range
		Low	High
Income before income taxes	$116.1	$98.1	$101.5

Income tax	$26.4	$24.6	$25.5
Effective Rate	23%	25%	25%

Net Income (GAAP)	$89.7	$73.5	$76.0

% change from prior year		(18)%	(15)%

Adjustments(1):
Loss on disposal of assets	0.4	—	—
Re-engineering and other restructuring costs	2.2	2.7	2.7
Acquired intangible asset amortization	2.9	2.9	2.9
Income tax(2)	(2.0)	(0.7)	(0.7)
Net Income (adjusted)	$93.2	$78.4	$80.9

Exchange rate impact(3)	(10.1)	—	—
Net Income (adjusted and 2013 restated for currency changes)	$83.1	$78.4	$80.9

% change from prior year		(6)%	(3)%

Net income (GAAP) per common share (diluted)	$1.74	$1.45	$1.50

% change from prior year		(17)%	(14)%

Net Income (adjusted) per common share (diluted)	$1.81	$1.55	$1.60

Net Income (adjusted & restated) per common share (diluted)	$1.62	$1.55	$1.60

% change from prior year		(4)%	(1)%

Average number of diluted shares (millions)	51.5	50.7	50.7

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2013 actual and 2013 translated at current currency exchange rates

See the note related to Venezuela exchange rate on the following page.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 22, 2014
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2013 Actual	2014 Outlook
		Range
		Low	High
Income before income taxes	$360.4	$286.8	$290.2

Income tax	$86.2	$81.2	$82.1
Effective Rate	24%	28%	28%

Net Income (GAAP)	$274.2	$205.6	$208.1

% change from prior year		(25)%	(24)%

Adjustments(1):
Gains on disposal of assets	$(0.7)	$(2.3)	$(2.3)
Re-engineering and other restructuring costs	9.3	14.8	14.8
Net impact of Venezuelan bolivar devaluations	4.2	40.6	40.6
Acquired intangible asset amortization	4.8	11.9	11.9
Income tax(2)	(3.5)	(4.4)	(4.4)
Net Income (adjusted)	$288.3	$266.2	$268.7

Exchange rate impact(3)	(31.7)	—	—
Net Income (adjusted and 2013 restated for currency changes)	$256.6	$266.2	$268.7

% change from prior year		4%	5%

Net income (GAAP) per common share (diluted)	$5.17	$4.02	$4.07

% change from prior year		(22)%	(21)%

Net Income (adjusted) per common share (diluted)	$5.43	$5.21	$5.26

Net Income (adjusted & restated) per common share (diluted)	$4.83	$5.21	$5.26

% change from prior year		8%	9%

Average number of diluted shares (millions)	53.1	51.1	51.1

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2013 actual and 2013 translated at current currency exchange rates

As it related to Venezuela, the Company's outlook includes operating activity translated at 6.3 Bs/$, 10.8 Bs/$ and 50.0 Bs/$ in the first quarter, second quarter and second half of 2014, respectively.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

	As of and for the four quarters ended
	September 27, 2014
Adjusted EBITDA:
Net income	$221.8
Add:
Depreciation and amortization	64.0
Gross interest expense	46.6
Provision for income taxes	83.0
Pretax non-cash re-engineering and impairment charges	3.8
Equity compensation	19.1
Deduct:
Gains on land sales, insurance recoveries, etc.	(1.9)
Total Adjusted EBITDA	$436.4

Consolidated total debt	$931.0
Divided by adjusted EBITDA	436.4
Debt to Adjusted EBITDA Ratio	2.13	a

* Amounts and calculations are based on the definitions and provisions of the Company's $650 million Credit Agreement dated September 11, 2013 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.
a There is a $46.3 million impact on adjusted EBITDA from the Venezuelan bolivar devaluations as of the end of March and June 2014 that increased the debt to adjusted EBITDA ratio by 0.20.